Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Declares

Quarterly Cash Dividend,

Announces Annual Meeting of Shareholders

ISELIN, N.J., April 28, 2023 – Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.3125 per share on its common stock, payable June 1, 2023 to shareholders of record as of May 12, 2023. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 50 consecutive years.

The Annual Meeting of Shareholders will be held on May 23, 2023 at 11:00 a.m. EDT via webcast only. Shareholders will be able to participate in the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/MSEX2023 and entering the 16-digit control number found on their proxy card, voting instruction form or other materials. Shareholders are reminded to vote their shares whether they intend to participate in the virtual meeting or not. Shareholders may vote their shares in advance of the meeting by one of the methods described in Middlesex Water’s proxy materials.

Middlesex Water is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware. The Company is currently offering a 3% discount on all Common Stock purchases made under its Investment Plan whether by optional cash payment or by dividend reinvestment. The discount will continue until 200,000 shares are purchased at the discounted price or December 1, 2023, whichever event occurs first. To learn more visit https://shareholder.broadridge.com/middlesexwater

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com